Exhibit 10.1

RIVERBED TECHNOLOGY, INC.

LONG-TERM INCENTIVE PLAN

1.	Plan Objectives

This Long-Term Incentive Plan (“LTIP”) provides eligible employees of Riverbed Technology, Inc. (the “Company”) the potential to earn long-term compensation tied to the Company’s performance, based on metrics established by the Company’s Compensation Committee (the “Committee”). The objective of the LTIP is to reward executives for superior operational performance and to assist in retaining and motivating them. Commencing in 2009, the LTIP will begin at the beginning of each Company fiscal year, with participants having the opportunity to earn fully vested stock units based on the company’s performance and continued service.

2.	LTIP Administration

The Committee will have the power to interpret the LTIP and the terms of any LTIP awards and to adopt such rules for the administration, interpretation and application of the LTIP as are consistent herewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any awards have been earned). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon each LTIP participant, the Company and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the LTIP or any award thereunder. The Committee shall determine the beginning and ending dates for each performance period. The LTIP may be amended, suspended or terminated at any time at the sole and absolute discretion of the Committee; provided, however, that any amendment of outstanding LTIP awards that is adverse to any LTIP participant may not be made without such Participant’s written consent.

3.	Eligibility

The Chief Executive Officer of the Company (“CEO”), other senior management and key employees of the Company as nominated by the CEO and approved by the Committee (each a “participant” and collectively “participants”) are eligible to participate in the LTIP. Participating in the LTIP in one year does not imply continued LTIP participation in any subsequent year. At the discretion of the CEO and the Committee, new hires will be eligible to participate in the LTIP for any given year if they commence employment prior to July 1 of such year; provided that the Committee may, in its sole discretion, reduce the size of their LTIP award accordingly.

4.	Term

The LTIP is effective upon its adoption by the Committee or the Company’s Board of Directors and shall continue until terminated by the Committee or the Company’s Board of Directors.

5.	Establishing LTIP Awards

A participant’s LTIP award is based upon a target number of shares as determined by the Committee (“Target Award”). For each year, the Committee, in its sole discretion, will establish the performance metrics and performance period for that year’s LTIP award no later than March 31 of such year. The performance metrics and performance periods established by the Committee may vary from year to year. Actual share amounts earned at the conclusion of a performance period can vary from 0% to 200% of target based on Company performance. The LTIP award can also provide for service-based vesting following the performance period.

6.	Determining LTIP Payouts

Payouts of LTIP awards are determined by the Committee based upon the Company’s performance with respect to the designated performance metric(s). Except as otherwise specified by the Committee, the performance metrics shall be based upon United States generally accepted accounting principles (“GAAP”). Except as otherwise provided in Section 8 hereof, a participant must remain employed with the Company, any parent or subsidiary, an acquirer, or its parent or subsidiaries (together, the “Control Group”), through the settlement date in order to be eligible to receive an LTIP payout. LTIPs shall be settled in the form of 100% vested stock units granted under the Company’s 2006 Equity Incentive Plan (the “2006 Equity Incentive Plan”). References to the Company or the Control Group in this LTIP shall be deemed to apply to the appropriate member of the Control Group.

7.	Change in Control LTIP Payouts

All LTIP awards awarded hereunder will become fully vested and will be settled immediately if not assumed or substituted for with a comparable award, as provided in Section 10.1 of the 2006 Equity Incentive Plan, or if Section 11.3(d) of the 2006 Equity Incentive Plan applies. In the event of a Change in Control (as defined below) the shares subject to any LTIP awards shall be adjusted in the same manner as outstanding Stock Units under the 2006 Equity Incentive Plan.

In the event of a change in control, as such term is defined in Section 17.4 of the 2006 Equity Incentive Plan, or if a transaction triggering Section 11.3 of the 2006 Equity Incentive Plan occurs, either of which shall be considered a “Change in Control” for purposes of this LTIP, for all outstanding LTIP awards where the performance period has not yet ended, such LTIP awards shall be deemed to have been earned at 100% of target upon the date of the Change in Control. Such LTIP awards shall thereafter vest 100% and be settled on their originally scheduled vesting date, subject to the participant remaining employed with the Control Group through such date, and further subject to accelerated vesting as set forth in Section 8 hereof.

In the event of a Change in Control, all outstanding LTIP awards where the performance period has ended on or prior to the date of the Change in Control shall continue to be considered earned consistently with the already established numbers based upon the Company’s performance against the pre-established LTIP metric(s), and shall vest 100% and be settled on their originally scheduled vesting date, subject to the participant remaining employed with the Control Group through such date, and further subject to accelerated vesting as set forth in Section 8 hereof.

EXAMPLE: In each of 2009 and 2010, the Committee establishes one-year performance periods under the LTIP, followed by 100% service-based cliff-vesting two years later. The target amount payable in each of the 2009 and 2010 LTIPs to participant Alpha is 40,000 shares, with the maximum payout equaling 80,000 shares. The Company’s 2009 GAAP annual revenue growth is such that participant Alpha has earned 55,000 shares for the 2009 LTIP award, with 100% service-based cliff-vesting scheduled for December 31, 2011. On July 1, 2010, the Company is acquired in a Change in Control. Accordingly, participant Alpha is deemed to have earned a 100% on-target award for the 2010 LTIP award. The 55,000 shares earned under the 2009 LTIP award vest 100% and are settled on December 31, 2011, subject to Alpha’s continued employment or consulting relationship with the Control Group, and further subject to accelerated vesting upon certain terminations of employment. The 40,000 shares earned under the 2010 LTIP award vest 100% and are settled on December 31, 2012, subject to Alpha’s continued employment or consulting relationship with the Control Group, and further subject to accelerated vesting upon certain terminations of employment.

All of the share numbers in this example assume a 1:1 conversion ratio into acquirer shares pursuant to the Change in Control. In an actual Change in Control the conversion ratio applying to outstanding Stock Units under the 2006 Equity Incentive Plan as set forth in the definitive agreement relating to the Change in Control between or among the parties to the Change in Control shall be used to adjust applicable LTIP share numbers.

8.	Double-Trigger Vesting Acceleration

A participant’s LTIP awards hereunder will vest and be settled immediately to the extent earned (where the Change in Control occurs on or after the end of a performance period) or deemed earned (where the Change in Control occurs prior to the end of a performance period) in the event the participant is subject to an Involuntary Termination after a Change in Control and prior to the originally scheduled cliff-vesting date and the participant signs and does not revoke a release of claims with the Company in a form substantially similar to the release attached hereto as Exhibit B (the “Release”).

For purposes of this LTIP, “Involuntary Termination” means the termination of a participant’s employment or consulting relationship with the Control Group, by reason of (a) the participant’s involuntary discharge by a member of the Control Group for reasons other than Cause, death or Disability (as defined herein) or (b) the participant’s voluntary resignation of the employment or consulting relationship for Good Reason. For the purposes of this LTIP, “Good Reason” means participant’s termination of employment or consulting relationship within ninety (90) days following the expiration of any cure period (discussed below) following the occurrence, without participant’s consent, of one or more of the following: (i) a material reduction of the participant’s authority or responsibilities, relative to the participant’s authority or responsibilities in effect immediately prior to such reduction, or a change in the participant’s reporting position such that the participant no longer reports directly (x) to the Board of Directors of the parent corporation in a group of controlled corporations following a Change in Control to the extent the participant was reporting to the Board prior to the Change in Control, or (y) to the officer position or its functional equivalent to which the participant was reporting immediately prior to such change in reporting position (unless the participant is reporting to the comparable officer position of the parent corporation in a group of controlled corporations following a Change in Control); (ii) a reduction in the participant’s compensation; (iii) a material change in the geographic location at which the participant must perform services (in other words, the relocation of the participant to a facility that is more than thirty-

five (35) miles from the participant’s current location); (iv) any purported termination of participant’s employment or consulting relationship for “Cause” without first satisfying the procedural protections, as applicable, required by the definition of “Cause” set forth in that definition; or (v) the failure of the Company to obtain the assumption of the LTIP by a successor and/or acquirer and an agreement from such successor and/or acquirer that participant will retain substantially similar responsibilities in the acquirer or the merged or surviving company as he or she had prior to the transaction. The participant may not resign for Good Reason without first providing a member of the Control Group with written notice within sixty (60) days of the event that participant believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a cure period of not less than thirty (30) days following the date of such notice.

For purposes of this LTIP, “Cause” means (a) a participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets, (b) a participant’s material failure to comply with the Company’s written policies or rules, (c) a participant’s conviction of, or pleas of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof, or (d) a participant’s gross misconduct.

For purposes of this LTIP, “Disability” means that a participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one (1) year.

The accelerated fully vested stock unit payouts to which a participant may be entitled shall be paid by the Control Group in full on the sixty-first (61st) day following the employment termination date or such later date as is required under Section 11. If the participant should die before all amounts have been paid, such unpaid amounts will be paid in a lump-sum payment (less any withholding taxes) promptly following such event to the participant’s designated beneficiary, if living, or otherwise to the personal representative of the participant’s estate. The receipt of any accelerated fully vested stock unit payouts pursuant to this section 8 will be subject to the participant signing and not revoking the Release and provided that the participant allows the Release to become effective within sixty (60) days following the termination of the participant’s employment. No accelerated payments pursuant to this section shall be paid or provided until the Release becomes effective.

9.	Leaves of Absence

For purposes of this LTIP, a participant’s employment does not terminate when the participant goes on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Control Group in writing. However, a participant’s employment will terminate when the approved leave ends, unless the participant returns to active work within the time permitted by applicable law or the terms of the approved leave. Unless otherwise determined by the Committee and except as otherwise required by applicable law, a participant’s LTIP awards shall be reduced proportionately by the portion of any performance period in which the participant is on a Control Group approved leave of absence.

10.	No Retention

This LTIP and any award hereunder does not give any participant the right to be retained by the Control Group in any capacity.

11.	Internal Revenue Code Section 409A Compliance

Notwithstanding anything in this LTIP to the contrary, if the vesting of an LTIP award is accelerated in connection with the termination of a participant’s employment (provided that such termination is a “separation from service” within the meaning of Internal Revenue Code (the “Code”) Section 409A and the regulations and any guidance promulgated thereunder (“Section 409A”), as determined by the Control Group), other than due to death, and if (x) the participant is a “specified employee” within the meaning of Section 409A at the time of such termination, and (y) the settling of such accelerated award will result in the imposition of additional tax under Section 409A if paid to the participant on or within the six (6) month period following his or her termination, then the payment of such accelerated awards will not be made until the date six (6) months and one (1) day following the date of the participant’s employment termination, unless the participant dies following employment termination, in which case the awards will be paid in fully vested stock units to the participant’s estate as soon as practicable. It is the intent of this LTIP to comply with the requirements of Section 409A so that none of the awards provided under the LTIP or stock units issuable hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

12. Death or Disability. Unless otherwise determined by the Committee, if a participant’s employment terminates as a result of death or Disability, whether before or after a Change in Control, outstanding LTIP awards will not accelerate.

13.	Tax Withholding

No LTIP awards shall be settled unless and until the participant has made, in the Control Group’s judgment, satisfactory arrangements with respect to the payment of income, employment and any other taxes which the Control Group determines must be withheld with respect to such award. The Control Group, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit participants to satisfy such tax withholding obligation by one or more of the following: (a) paying cash, (b) electing to have the Control Group withhold otherwise deliverable stock units having a value equal to the minimum amount statutorily required to be withheld, (c) delivering to the Control Group already vested and owned shares having a value equal to the amount required to be withheld, or (d) selling a sufficient number of such shares otherwise deliverable to the participant through such means as the Control Group may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. To the extent determined appropriate by the Control Group in its discretion, it will have the right (but not the obligation) to satisfy any tax withholding obligations by reducing the number of stock units otherwise deliverable to a participant.

14.	Stockholder Rights

Neither an LTIP participant nor any person claiming under or through an LTIP participant will have any of the rights or privileges of a stockholder of the Control Group in respect of any stock units deliverable hereunder unless and until certificates representing such shares (or electronic equivalents) have been issued, recorded on the records of the Control Group or its transfer agents or registrars, and delivered to the participant or his or her broker.

15.	Non-Transferability of LTIP Awards

Except to the limited extent provided in this paragraph, any LTIP award and the rights and privileges conferred under the LTIP may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and may not be made subject to sale under execution, attachment or similar process. Participants may, however, dispose of LTIP awards in their will or through a beneficiary designation and may sell or otherwise transfer shares acquired pursuant to the receipt of fully vested stock units hereunder, subject to applicable laws and, if applicable at the time of sale or transfer, the Company’s insider trading policy.

Regardless of any marital property settlement agreement, the Company is not obligated to recognize a participant’s former spouse’s interest in LTIP awards in any way.

16.	Additional Conditions to Issuance of Stock

If at any time the Control Group determines, in its discretion, that the listing, registration or qualification of the shares covered by the vested stock units to be issued hereunder upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition to the issuance of such shares to the participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Control Group.

17.	Golden Parachute Excise Taxes

In the event that the severance and other benefits provided for in section 8 of this LTIP or otherwise payable to a participant (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 17, would be subject to the excise tax imposed by Section 4999 of the Code, then the participant’s severance benefits under Section 8 will be either:

(A) delivered in full, or

(B) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by participant on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any taxes due under Section 4999 shall be the responsibility of participant.

Unless the Company and the participant otherwise agree in writing, any determination required under this Section 17 will be made in writing by a major national “Big Four” accounting firm selected by the Company (the “Accountants”), whose determination will be conclusive and binding upon participant and the Company for all purposes. For purposes of making the calculations required by this Section 17, the Accountants may, after taking into account the information provided by participant, make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the participant will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 17.

18.	Governing Law

This LTIP and any awards hereunder will be interpreted and enforced under the laws of the State of Delaware, without regard to its choice-of-law provisions.

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EXHIBIT B

RELEASE OF CLAIMS

This Release of Claims (“Agreement”) is made by and between Riverbed Technology, Inc. (the “Company”), and                              (“Employee”).

WHEREAS, Employee has agreed to enter into a release of claims in favor of the Company upon certain events specified in the Company’s Long-Term Incentive Plan (the “LTIP”).

NOW THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:

1. Termination. Employee’s employment from the Company terminated on                         .

2. Confidential Information. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Proprietary Information and Inventions Agreement, between Employee and the Company. Employee shall return all the Company property and confidential and proprietary information in his possession to the Company on the Effective Date of this Agreement.

3. Payment of Salary. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee, apart from amounts owed under the LTIP subject to this Release.

4. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee, on behalf of himself, and his respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

(a) any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

(b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq. and all amendments to each such Act as well as the regulations issued thereunder;

(e) any and all claims for violation of the federal, or any state, constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g) any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations due Employee under the LTIP. Nothing in this Agreement waives Employee’s rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.

5. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to the Vice-President of Human Resources at the Company by close of business on the seventh day from the date that Employee signs this Agreement.

6. Civil Code Section 1542. Employee represents that he is not aware of any claims against the Company other than the claims that are released by this Agreement. Employee acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code 1542, below, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any statute or common law principles of similar effect.

7. No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

8. Application for Employment. Employee understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with the Company.

9. No Cooperation. Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

10. No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Employee or to any third party.

11. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

12. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, including any potential claims of harassment, discrimination or wrongful termination shall be subject to binding arbitration, to the extent permitted by law, as specified in the Employment Agreement.

13. Authority. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

14. No Representations. Employee represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

15. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

16. Entire Agreement. This Agreement, along with the Proprietary Information and Inventions Agreement, the LTIP and Employee’s written equity compensation agreements with the Company, represents the entire agreement and understanding between the Company and Employee concerning Employee’s LTIP separation benefits from the Company.

17. No Oral Modification. This Agreement may only be amended in writing signed by Employee and the CEO of the Company.

18. Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

19. Effective Date. This Agreement is effective eight (8) days after it has been signed by both Parties.

20. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

21. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a) They have read this Agreement;

(b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) They understand the terms and consequences of this Agreement and of the releases it contains;

(d) They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Riverbed Technology, Inc.

Dated: , 20	By

, an individual

Dated: , 20